Exhibit 5.1

9275 W. Russell Road, Suite 240 Las Vegas, Nevada 89148 PH (702) 692-8026 | FX (702) 692-8075 fennemorelaw.com

July 24, 2026

EvoAir Holdings Inc.

31-A2, Jalan 5/32A

6 ½ Miles, Off Jalan Kepong

52000 Kuala Lumpur, Malaysia

Re:	EvoAir Holdings Inc. /Registration Statement on Form S-1/A

Ladies and Gentlemen:

We have acted as special Nevada counsel to EvoAir Holdings Inc., a Nevada corporation (the “Company”), in connection with the registration by the Company of up to 8,250,000 shares of its common stock, $0.001 par value per share (the “Common Stock”) including: (a) up to 7,500,000 shares of its Common Stock (the “Firm Shares”) on a firm commitment basis; and (b) up to 750,000 shares of its Common Stock (the “Option Shares” and, collectively with the Firm Shares, the “Offered Shares”) in connection with an over-allotment option granted to the underwriters (the “Over-Allotment Option”), issued by the Company pursuant to certain Underwriting Agreement, as hereinafter defined, and the issuance of warrants (the “Warrants”) to the Representative, as hereinafter defined, to purchase a number of common stock (the “Warrant Shares”) equal to 5.65% of the total number of shares of common stock sold in the offering under the Registration Statement, as hereinafter defined.

The Offered Shares, the Warrants and the Warrant Shares are to be offered under a Registration Statement on Form S-1/A Registration No. 333-275773 (the “Registration Statement”) in accordance with the Securities Act of 1933, as amended (the “Securities Act”), as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act.

The Offered Shares will be offered, sold, and issued under the terms of an Underwriting Agreement (the “Underwriting Agreement”) by and between the Company and Network 1 Financial Securities, Inc., acting as the representatives of the several underwriters (the “Representative”).

For purposes of these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Registration Statement;

(b)	the form of the Underwriting Agreement;

(c)	the form of the Warrants; and

(d)	certain resolutions and actions of the Board of Directors of the Company relating to the issuance of the Offered Shares and registration of the Securities under the Securities Act.

EvoAir Holding Inc.

July 24, 2026

We have obtained from officers of the Company and from public officials, and have relied upon, such certificates, representations, and assurances as we have deemed necessary and appropriate for purposes of rendering this opinion letter. We have also examined such corporate charter and other documents, records, certificates, and instruments (collectively with the documents identified in (a) through (e) above, the “Documents”) as we deem necessary or advisable to render the opinions set forth herein.

In our examination, we have assumed:

(a) the legal capacity of all natural persons executing the Documents;

(b) the genuineness of all signatures on the Documents;

(c) the authenticity of all Documents submitted to us as originals, and the conformity to original documents of all Documents submitted to us as copies;

(d) that the parties to such Documents, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder;

(e) other than with respect to the Company, the due authorization by all requisite action, corporate or other, of the Documents;

(f) that any certificates representing the Securities will be properly executed by one or more officers of the Company;

(g) the execution, delivery, and performance by all parties of the Documents; and

(h) that all Documents are valid, binding, and enforceable against the parties thereto.

We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such Documents. We note that the Company has reserved, and assume that it will continue to reserve, sufficient authorized shares of its Common Stock to allow for the issuance of the Offered Shares pursuant to the terms of the Underwriting Agreement and exercise of the Over-Allotment Option, as applicable and the Warrant Shares upon exercise of the Warrants.

EvoAir Holding Inc.

July 24, 2026

The opinions expressed below are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed for purposes of delivering these opinions expressed herein or any changes in applicable law that may come to our attention after the date the Registration Statement is declared effective.

On the basis of the foregoing and in reliance thereon, we are of the opinion that:

1. The issuance of the Offered Shares has been duly authorized and upon issuance in accordance with the terms of the Underwriting Agreement and the Over-Allotment Option, as applicable, the Offered Shares will be validly issued, fully paid, and nonassessable.

2. The issuance of the Warrant Shares has been duly authorized and upon issuance in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid, and nonassessable

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, we express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal laws. The opinions we express herein are limited solely to the laws of the State of Nevada, other than the securities laws and regulations of the State of Nevada as to which we express no opinion. We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any securities laws related to the issuance and sale of the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Fennemore Craig, P.C.

Fennemore Craig, P.C.

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